EXHIBIT 99.2

Pacific Energy Development Announces Agreement to Acquire 34% Interest in 380,000 Acre Oil and Gas Producing Asset Located in the Pre-Caspian Basin, the Largest Producing Basin in Kazakhstan

Danville, California, September 16, 2013 – Pacific Energy Development (NYSE MKT:  PED), an energy company engaged in the acquisition and development of strategic high-value energy projects in the U.S. and Asia, today announced the entry into Kazakhstan through an agreement to acquire an approximate 34% indirect interest in Aral Petroleum Capital Limited Partnership (“Aral”), a Kazakhstan entity which holds a 100% operated working interest in a production license covering the contract area issued by the Republic of Kazakhstan that expires in 2035 in western Kazakhstan (the “Contract Area”), from Asia Sixth Energy Resources Limited (“Asia Sixth”), which Contract Area covers 380,000 acres within the North Block located in the Pre-Caspian Basin.  This basin is the largest currently producing basin in Kazakhstan.

The Contract Area is located in Aktobe Oblast in Western Kazakhstan, and includes the producing and developing areas of the East Zhagabulak field and the exploration areas of Baktygaryn, Itassai, Kodzhasy and West Kodzhasy fields.  In 2012, Aral produced approximately 11,385 tons of oil equivalent (“TOE”) (approximately 86,910 barrels of oil equivalent (“BOE”)) from 5 wells, and the asset is currently producing an average of approximately 383 BOE per day from 3 wells, as it works to rework and retest other wells on the asset.  Aral is currently testing 2 wells on the asset, and plans to complete testing on a total of 4 wells in 2013.  Aral also plans to conduct 2D and 3D geographical operations and engineering designs over an additional 123,553 acres on the asset. To date, Aral has spent approximately $134 million on exploration and development of the asset.

Under the agreement, the Company plans to effectively take control of Aral through acquisition of a 51% controlling interest in Asia Sixth by way of subscription of shares of Asia Sixth, which in turn currently holds a 60% controlling interest in Aral.  Asia Sixth’s interest in Aral is scheduled to increase to 66.5% following the completion of certain transactions to occur between Asia Sixth and Asia Sixth’s partner in Aral that currently holds the remaining 40% interest in Aral (the “Aral Transactions”).  Upon closing and completion of the Aral Transactions, Aral will be owned 66.5% by Asia Sixth, which will be controlled and managed by the Company.  Thus, the Company, through its 51% majority ownership in Asia Sixth, will own an approximately 34% interest in Aral and have control of Aral through its control of Asia Sixth.

The Company has paid an initial deposit of $8 million to Asia Sixth, and shall increase its initial deposit by up to $12 million to a total of $20 million contingent upon receipt of payment in full to the Company from certain investors under promissory notes maturing in September 2013 and December 2013.  The deposit is subject to full refund to the Company in the event the transaction does not close, other than as a result of the Company’s material uncured breach.  This money will also be used, in part, to recomplete and rework currently producing wells with the hope of significantly increasing their production rates. Based on how these wells perform, at closing, the Company shall owe to Asia Sixth a final closing payment equal to an additional:  (i) $20 million if the daily average volume of oil produced by Aral over a specified 30 day period (the “Target Volume”) equals or exceeds 1,500 barrels of oil per day (“BOPD”); (ii) $15 million if the Target Volume equals or exceeds 1,000 BOPD but is less than 1,500 BOPD; or (iii) $0 due if the Target Volume comes in less than 1,000 BOPD.

The closing of the transaction is anticipated to occur in September 2014, subject to the satisfaction of certain customary closing conditions including the approval of the Agency of the Republic of Kazakhstan for the Protection of Competition and the Ministry of Oil and Gas of the Republic of Kazakhstan (“MOG”), and the MOG’s waiver of its pre-emptive purchase right with respect to the transaction.

The Company’s ability to pay the final closing payment (if and to the extent due) is contingent upon the Company securing sufficient financing, of which there can be no assurances.

Commenting on the pending acquisition, President and CEO Frank Ingriselli noted, “We are very excited about the potential acquisition of this Kazakhstan oil and gas development, production and exploration interest.  This opportunity represents our first major international acquisition that we anticipate will allow us to participate in a long standing global oil play.  Not only is the large contract area of 380,000 acres within the largest producing basin in Kazakhstan, it is also in close proximity to some of the most prolific oil producing properties in the Republic of Kazakhstan, including the two largest oilfields owned by Chevron Corporation.  We look forward to the closing of this transaction, and the continued production from, and further development of, this asset.”

About Pacific Energy Development (PEDEVCO Corp.)

PEDEVCO Corp, d/b/a Pacific Energy Development (NYSE MKT:  PED), is a publicly-traded energy company engaged in the acquisition and development of strategic, high growth energy projects, including shale oil and gas assets, in the United States and Asia. The Company’s principle assets include its Niobrara asset located in the DJ Basin in Colorado, its Mississippian asset located in Comanche, Harper, Barber and Kiowa Counties, Kansas, its Eagle Ford asset in McMullen County, Texas, and its North Sugar Valley asset located in Matagorda County, Texas. Pacific Energy Development is headquartered in Danville, California, with offices in Houston, Texas and Beijing, China.

Forward-Looking Statements

All statements in this press release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, without limitation, the timing of the commencement of trading on the NYSE MKT. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of the Company’s control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. The Company operates in a highly competitive and rapidly changing environment, thus new or unforeseen risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. The Company disclaims any intention to, and undertakes no obligation to, update or revise any forward-looking statements. Readers are also urged to carefully review and consider the other various disclosures in the Company’s public filings with the SEC.

Contacts

Pacific Energy Development
Bonnie Tang, 1-855-733-3826 ext 21 (Media)
PR@pacificenergydevelopment.com

Investor Relations:

Liviakis Financial Communications, Inc.
John Liviakis
+1-415-389-4670
john@liviakis.com

CCG Investor Relations Inc.
Crocker Coulson, President
+1-646-213-1915 (New York)
crocker.coulson@ccgir.com
www.ccgir.com